Exhibit 99.1
BELL MICROPRODUCTS RECEIVES ADDITIONAL NASDAQ
DETERMINATION NOTICE
SAN JOSE, Calif., August 16 — Bell Microproducts Inc. (Nasdaq: BELM) today announced that, as expected, it has received an additional staff determination notice from the NASDAQ Stock Market, stating that it is not in compliance with the requirements for continued listing pursuant to NASDAQ Marketplace Rule 4310(c)(14), due to its failure to file on a timely basis its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. This staff determination notice serves as an additional basis for delisting the Company’s common stock from trading on NASDAQ. As a result, the Company’s securities remain subject to delisting from trading on the Nasdaq Global Market.
As previously disclosed, NASDAQ initially informed the Company in November 2006 that it was not in compliance with continued listing standards due to the Company’s delay in filing its Quarterly Report on Form 10-Q for the period ended September 30, 2006. Also, as previously disclosed the Company’s appeal before the Nasdaq Listing and Hearing Review Council remains pending and any decision of the Nasdaq Listing Qualifications Panel to delist the Company has been stayed. On June 29, 2007 and August 13, 2007, the Company submitted additional information to NASDAQ in support of its position. The staff determination notice includes a request for additional information due no later than August 21, 2007. The Company expects to comply with this additional request in a timely manner.
About Bell Microproducts
Bell Microproducts is an international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components and peripherals, as well as maintenance and professional services. An industry-recognized specialist in storage products, this Fortune 1000 company is one of the world’s largest storage-centric value-added distributors.
Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs. From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.